EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-50933 on Form S-8 of Bridge Bancorp, Inc. of our report dated February 11, 2005 which is incorporated by reference in the Annual Report on Form 10-K and our report dated April 21, 2005 with respect to Bridge Bancorp, Inc.’s management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting. These reports appear in this Amended Annual Report on Form 10-K of Bridge Bancorp, Inc. for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Livingston, New Jersey
April 27, 2005